PROMISSORY NOTE



$1,000,000.00                                                   December 1, 2002

     For value received, AURA SYSTEMS, INC., a Delaware corporation having its principal place of business at 2335 Alaska Avenue, El Segundo, California 90245 (hereinafter referred to as "Maker"), promises to pay to the order of Purchaser (as defined in the Agreement for Sale and Leaseback described below) ("hereinafter referred to as "Payee"), having its principal office at c/o Aries Group Ltd., 12100 Wilshire Boulevard, Suite 705, Los Angeles, California 90025, or at such place as Payee may from time to time designate in writing, the principal sum of One Million and No/100 Dollars ($1,000,000.00) in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at an annual rate of interest of 12.3%. On January 1, 2003, and on the first (1st) day of each calendar month thereafter, Maker shall pay to Payee the sum of Ten Thousand Two Hundred Fifty and No/100 Dollars ($10,250.00). Any monthly payment that is not paid within ten (10) days after it becomes due and payable shall be subject to a five percent (5%) late fee. The entire unpaid principal balance of this Note and any accrued interest and fees shall be fully due and payable on May 30, 2004 (the "Maturity Date").

     1. This Note is the "Aura Note" referred to in that certain Agreement for Sale and Leaseback (as it may be amended form time to time, the "Agreement") dated as of December 1, 2002 between Maker and Payee. This Note is subject to the terms and conditions of the Agreement, including, without limitation, Payee's obligation to cancel and return this Note in accordance with Section 1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for them in the Agreement.

     2. This Note may be prepaid in whole or in part at any time, without penalty.

     3. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note. If the applicable law (state of federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to this Note, or if Payee's exercise of the option to accelerate the Maturity Date, results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the loan evidenced by this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of such loan does not exceed the maximum lawful rate from time to time in effect and applicable to the loan for so long as this Note is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     4. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is ought. Whenever used, the singular number shall include the plural, the plural the singular, and the words "Payee" and "Maker" shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

     5. Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, and that this Note constitutes a valid and binding obligation of Maker.

     6. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Agreement for Sale and Leaseback directed to the parties at their respective addresses as provided therein.

     7. This Note shall be governed by and construed in accordance with the laws of the State of California and the applicable laws of the United States of America.

         Maker has duly executed this Note the day and year first above written.

                           AURA SYSTEMS, INC.,
                           a Delaware corporation



            By:                     /s/ Neal F. Meehan
                                    Neal F. Meehan
                                    CEO and Chairman of the Board of Directors